Exhibit 99.1

Contango ORE, Inc. Announces Results of the 2023 Virtual Annual Meeting of Stockholders and Results for the Quarter Ended September 30, 2023

HOUSTON--(BUSINESS WIRE)--November 14, 2023--Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) announced today that the Company held its annual meeting of stockholders on November 14, 2023 and the following directors were elected to serve until the 2024 annual meeting of stockholders:

Brad Juneau
Rick Van Nieuwenhuyse
Joseph S. Compofelice
Curtis J. Freeman
Richard A. Shortz

The following proposals were also approved by the stockholders:

  The approval the 2023 Omnibus Incentive Plan;
  The ratification of the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending June 30, 2024;
  The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;
  The grant of discretionary authority to the Chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary to solicit additional proxies.

The Company also announced that it filed its Form 10-Q for the quarter ended September 30, 2023 with the Securities and Exchange Commission on November 14, 2023.

The Company reported a net loss of $13.1 million or ($1.47) per basic and diluted share for the three months ended September 30, 2023, compared to a net loss of $7.1 million or ($1.05) per basic and diluted share for the same period last year. The increase in net loss is primarily due to the recognition of a loss from its equity investment in Peak Gold, LLC for the Manh Choh project and the loss on derivative contracts related to gold hedges put in place during the quarter.

Rick Van Nieuwenhuyse, the Company’s President and CEO commented, “The Peak Gold JV remains on schedule and on budget to reach production at the Manh Choh project in the second half of 2024. I am extremely pleased with the progress to date and will continue to provide updates on milestones as we approach commencement of production.”

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in Peak Gold, LLC (the “Peak Gold JV”), which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by an indirect subsidiary of Kinross Gold Corporation (“Kinross”), operator of the Peak Gold JV. The Company also has a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc. and through its subsidiary has 100% ownership of approximately 8,000 acres of peripheral State of Alaska mining claims. Contango also owns a 100% interest in an additional approximately 137,280 acres of State of Alaska mining claims through its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com